Exhibit 99.4

September 5, 2018

Board of Directors

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Re:

Amendment No.1 to the Registration Statement on Form S-4 of Dell Technologies Inc. (File No. 333-226618), to be filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 1, 2018 (“Opinion Letter”), as to the fairness from a financial point of view to Dell Technologies Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for all of the outstanding shares of Class V Common Stock, par value $0.01 per share, each representing a portion of the Company’s interest in certain shares of the common stock, par value $0.01 per share, of VMware, Inc., pursuant to the Agreement and Plan of Merger, dated as of July 1, 2018 (the “Agreement”), by and between the Company and Teton Merger Sub Inc., a wholly owned subsidiary of the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the Proxy Statement/Prospectus that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers Regarding the Class V Transaction and the Special Meeting—Questions and Answers Regarding the Class V Transaction,” “Summary—Class V Transaction Summary—The Class V Transaction and the Merger Agreement—Opinion of Goldman Sachs & Co. LLC,” “Risk Factors—Risks Relating to the Class V Transaction—The fairness opinions obtained by the Special Committee and our board of directors from their financial advisors will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions,” “Proposal 1—Adoption of the Merger Agreement—Background of the Class V Transaction,” “Proposal 1—Adoption of the Merger Agreement—Recommendation of the Board of Directors,” “Proposal 1—Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC,” “Proposal 1—Adoption of the Merger Agreement—Certain Financial Projections,” and to the inclusion of the Opinion Letter as an Annex to the Proxy Statement/Prospectus that forms a part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC

(GOLDMAN SACHS & CO. LLC)